File No. 024-______________

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated December _____, 2022

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

Performance Drink Group, Inc.

50,000,000 Shares of Common Stock

By this Offering Circular, Performance Drink Group, Inc., a Colorado corporation, is offering for sale a maximum of 50,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $0.016 per share, pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence on or around February 7, 2022; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	50,000,000	$0.016	$-0-	$800,000

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(1)We may offer the Offered Shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “PDPG” in the OTC Pink marketplace of OTC Link. On December 9, 2022, the closing price of our common stock was $0.0145 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our single outstanding share of Series B Convertible Preferred Stock, which precludes current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Our current officers and directors, as the beneficial owners of the single outstanding share of the Series B Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by

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our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution-State Law Exemption” and “Offerings to Qualified Purchasers-Investor Suitability Standards” (page 4). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2022.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Performance Drink Group, Inc., a Colorado corporation.

Our Company

Our company was incorporated on June 12, 1997, under the laws of the State of Florida as Derma Laser Technology, Inc. In May 1998, our corporate name changed to Eastern Pacific Energy Corporation; in July 1999, our corporate name changed to Utilisource Corporation; in September 2007, our corporate name changed to Utilisource International Corporation; in May 2009, our corporate name changed to Whole In One Organics, Inc.; in March 2012, our corporate name changed to Liberty International Holding Corporation. On March 18, 2021 our company changed its domicile from Florida to Colorado.

On December 15, 2020, the 11th Judicial Circuit Court in Miami-Dade County, Florida, entered an order appointing Small Cap Compliance, LLC as custodian for our company. On December 16, 2020, Rhonda Keaveney was appointed as our interim sole officer and director. In connection with a change-in-control transaction, on January, 8, 2021, Rhonda Keaveney resigned as our sole officer and director and appointed David Lovatt and Leonard K. Armenta Jr. as our new officers and directors.

In March 2021, our corporate name changed to Performance Drink Group, Inc.

On September 9, 2022, David Lovatt and Leonard K. Armenta resigned and appointed Jeffrey M. Canouse as our sole officer and director.  On September 29, 2022, David Lovatt and Leonard K. Armenta, Jr. assigned their ownership of the 1 share of Series B Preferred Stock to Jeffrey M. Canouse.

We are a company that intends to become a purveyor of innovative energy drinks and energy drink concentrates that contain cognitive enhancing ingredients designed to increase mental performance and all-around productivity, as well as other formulation designed to offer third party brand owners a range of products to choose from when going to market. (See “Business”).

Offering Summary

Securities Offered	50,000,000 shares of common stock, par value $0.00001 (the Offered Shares).

Offering Price	$0.016 per Offered Share.

Shares Outstanding Before This Offering	114,716,242 shares issued and outstanding as of the date hereof.

Shares Outstanding After This Offering	164,716,242 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.

Minimum Number of Shares to Be Sold in This Offering	None

Disparate Voting Rights

Our single outstanding share of Series B Convertible Preferred Stock possesses superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Our officer and director, Jeffrey M. Canouse is the beneficial owner of the single outstanding share of the Series B Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Investor Suitability Standards

The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “PDPG” in the OTC Pink marketplace of OTC Link.

Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds

We will apply the cash proceeds of this offering for facilities leases, equipment, marketing expenses, inventory, acquisitions, payroll, general and administrative expenses and working capital. (See “Use of Proceeds”).

Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 11427 West I-70 Frontage Road North, Wheat Ridge, Colorado 80033; our telephone number is (800) 624-5913; our corporate website is located at www.performancedrinkgroup.com. No information found on our company’s website is part of this Offering Circular.

Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Associated with the COVID-19 Pandemic

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness.

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the three months ended September 30, 2022, we incurred a net loss of $ $692,826.91 (unaudited) and, as of that date, we had an accumulated deficit of $ 1,615,769.03(unaudited). For the year ended December 31, 2021 , we incurred a net loss of $ 433,003. Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our new business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

We do not have a successful operating history. For the year ended December 31, 2021, we incurred a net loss of $ 433,003. During the three months ended September 30, 2022, we generated no revenues and incurred a net loss from operations, which makes an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;

•our ability to execute our business strategies;

•our ability to manage our expansion, growth and operating expenses;

•our ability to finance our business;

•our ability to compete and succeed in highly a competitive industry; and

•future geopolitical events and economic crisis.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our beverage business model. We are unable to offer assurance that we will be successful in establishing our beverage business model. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our executive officers; the loss of these executive officers could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our beverage business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Jeffrey M. Canouse. The loss of service of Mr. Canouse, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have entered into an employment agreement with Mr. Canouse. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our beverage business strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the beverage industry. Rather, our plans for implementing our beverage business and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business

Demand for our products may be adversely affected by changes in consumer preferences or any inability on our part to innovate, market or distribute our products effectively, and any significant reduction in demand could adversely affect our business, financial condition or results of operations. Our planned beverage portfolio will be comprised of a number of unique brands for which we will be required to establish reputations and consumer imagery. Our future investments in marketing, as well as our strong commitment to product quality, will be intended to have a favorable impact on brand image and consumer preferences. If we do not adequately anticipate and react to changing demographics, consumer and economic trends, health concerns and product preferences, our financial results could be adversely affected.

Additionally, any failure by us to introduce new brands, products or product extensions into the marketplace and to meet the changing preferences of consumers could prevent us from gaining market share and achieving long-term profitability. Product lifecycles can vary and consumer preferences and loyalties change over time. Although we will attempt to anticipate these shifts and innovate new products to introduce to our consumers, we may not succeed. Consumer preferences also are affected by factors other than taste, such as health and nutrition considerations and obesity concerns, shifting consumer needs, changes in consumer lifestyles, increased consumer information and competitive product and pricing pressures. Sales of our products may be adversely affected by the negative publicity associated with these issues. If we do not adequately anticipate or adjust to respond to these and other changes in consumer preferences, we may not be able to maintain and grow our brand image and our sales may be adversely affected.

Volatility in the price or availability of the inputs upon which we will depend, including raw materials, packaging, energy and labor, could adversely impact our financial results. The principal raw materials we expect to use include bottles, labels and cardboard cartons, flavorings and sweeteners. These ingredient costs are subject to fluctuation. Substantial increases in the prices of our ingredients, raw materials and packaging materials, to the extent that they cannot be recouped through increases in the prices of finished beverage products, would increase our operating costs and could reduce our profitability. If our supply of these raw materials is impaired or if prices increase significantly, it could affect the affordability of our products and reduce sales. Further, should we be unable to secure sufficient ingredients or raw materials, we might not be able to satisfy demand on a short-term basis.

Changes in government regulation or failure to comply with existing regulations could adversely affect our business, financial condition and results of operations. Our business and properties will be subject to various federal, state and local laws and regulations, including those governing the production, packaging, quality, labeling and distribution of beverage products. In addition, various governmental agencies have enacted or are considering additional taxes on soft drinks and other sweetened beverages. Changes in existing laws or regulations could require material expenses and negatively affect our financial results through lower sales or higher costs.

We will compete in an industry that is brand-conscious, making brand name recognition and acceptance of our products critical to our success. Our business will be dependent upon awareness and market acceptance of our products and brands by our target market. In addition, our business will depend on acceptance by independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brand to establish, maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Our brands and brand images will be keys to our business and any inability to maintain a positive brand image could have a material adverse effect on our results of operations. Our success depends on our ability to establish and maintain brand image for our planned products and effectively build up brand image for them. We cannot predict whether our advertising, marketing and promotional programs will have the desired impact on our products’ branding and on consumer preferences. In addition, negative public relations and product quality issues, whether real or imagined, could tarnish our reputation and image of the affected brands and could cause consumers to choose other products. Our brand image can also be adversely affected by unfavorable reports, studies and articles, litigation, or regulatory or other governmental action, whether involving our products or those of our competitors.

Competition from traditional and large, well-financed non-alcoholic and alcoholic beverage manufacturers may adversely affect our distribution relationships and may hinder development of our existing markets, as well as prevent us from expanding our markets. The beverage industry is highly competitive. We compete with other beverage companies not only for consumer acceptance but also for shelf space in retail outlets and for marketing focus by our distributors, all of whom also distribute other beverage brands. Our products compete with all non-alcoholic and alcoholic beverages, most of which are marketed by companies with substantially greater financial resources than ours. Some of these competitors are placing severe pressure on independent distributors not to carry competitive brands such as ours. We also compete with regional beverage producers and “private label” hydration suppliers.

Increased competitor consolidations, marketplace competition, particularly among branded beverage products, and competitive product and pricing pressures could impact our earnings, market share and volume growth. If, due to such pressure or other competitive threats, we are unable to sufficiently maintain or develop our distribution channels, we may be unable to achieve our current revenue and financial targets. Competition, particularly from companies with greater financial and marketing resources than ours, could have a material adverse effect on our existing markets, as well as on our ability to expand the market for our products.

We may experience a reduced demand for certain of our products due to health concerns (including obesity) and legislative initiatives against sweetened beverages. Consumers are concerned about health and wellness; public health officials and government officials are increasingly vocal about obesity and its consequences. There has been a trend among some public health advocates and dietary guidelines to recommend a reduction in sweetened beverages, as well as increased public scrutiny, new taxes on sugar-sweetened beverages (as described below), and additional governmental regulations concerning the marketing and labeling/packing of the beverage industry. Additional or revised regulatory requirements, whether labeling, tax or otherwise, could have a material adverse effect on our financial condition and results of operations. Further, increasing public concern with respect to sweetened beverages could reduce demand for our beverages and increase desire for more low-calorie soft drinks, water, enhanced water, coffee-flavored beverages, tea, and beverages with natural sweeteners.

Legislative or regulatory changes that affect our products, including new taxes, could reduce demand for products or increase our costs. Taxes imposed on the sale of certain of our planned products by federal, state and local governments in the United States, or other countries in which we operate could cause consumers to shift away from purchasing our beverages. Several municipalities in the United States have implemented or are considering implementing taxes on the sale of certain “sugared” beverages, including non-diet soft drinks, fruit drinks, teas and flavored waters to help fund various initiatives. These taxes could materially affect our business and financial results.

Our reliance on distributors, retailers and brokers could affect our ability to efficiently and profitably establish, distribute and market our products. Our ability to establish our planned products, and to establish markets in geographic distribution areas, is dependent on our ability to establish and maintain successful relationships with reliable distributors, retailers and brokers strategically positioned to serve those areas. It can be expected that most of our distributors, retailers and brokers will sell and distribute competing products and our products may represent a small portion of their respective businesses. The success of this network will depend on the performance of the distributors, retailers and brokers of this network. There is a risk that these third parties may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our products in localities that may not be receptive to our product. Our ability to incentivize and motivate distributors to manage and sell our products will be affected by competition from other beverage companies who have greater resources than do we. To the extent that our distributors, retailers and brokers are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking the retail shelves with our products, our sales and results of operations could be adversely affected. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sales activities.

Our ability, first, to establish, then, to maintain and expand our distribution network and attract additional distributors, retailers and brokers will depend on a number of factors, many of which are outside our control. These factors include:

•the level of demand for our brands and products in a particular distribution area;

•our ability to price our products at levels competitive with those of competing products; and

•our ability to deliver products in the quantity and at the time ordered by distributors, retailers and brokers.

We may not be able to successfully manage all or any of these factors. Our inability to achieve success with regards to any of these factors will have a material adverse effect on our revenues and financial results.

Once we begin production of our products, it will be difficult to predict the timing and amount of our sales, because our distributors will not be required to place minimum orders with us. We anticipate that our independent distributors will not required to place minimum monthly or annual orders for our products. In order to reduce their inventory costs, independent distributors typically order products on a “just in time” basis in quantities and at such times based on the demand for the products in a particular distribution area. Accordingly, we cannot predict the timing or quantity of purchases by any of our independent distributors or whether any of our distributors will continue to purchase products from us in the same frequencies and volumes over time. Additionally, should our products prove to be in demand and our distributors make large orders, we could be unable to full such orders. Shortages in inventory levels, supply of raw materials or other key supplies could negatively affect our ability to earn a profit.

If we do not adequately manage our inventory levels, our operating results could be adversely affected. We will be required to maintain adequate inventory levels, to be able to deliver products to distributors on a timely basis. Our inventory supply will depend on our ability to estimate correctly demand for our products, once established. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we fail to establish and maintain relationships with independent contract manufacturers, our business could be harmed. We do not intend to manufacture our products, but will, rather, outsource the manufacturing process to third-party bottlers and independent contract manufacturers (co-packers). We do not own the plants or the equipment required to manufacture and package our planned beverage products, and we do not intend to bring the manufacturing process in-house. Our ability to establish and maintain effective relationships with contract manufacturers and other third parties for the production and delivery of our planned beverage products is important to the success of our future operations. We may not be able to establish and maintain relationships with contract manufacturers. The failure to establish and maintain effective relationships with contract manufacturers could increase our manufacturing costs and thereby materially reduce gross profits from the sale of our products. Poor relations with any of our contract manufacturers could adversely affect the amount and timing of product delivered to our distributors for resale, which would, in turn, adversely affect our revenues and financial condition. In addition, because we expect that our agreements with our contract manufacturers will be terminable at any time, and any such termination could disrupt our ability to deliver products to our customers.

The volatility of energy prices and increased regulations may have an adverse impact on our gross margin. Over recent years, fuel prices have been extremely volatile; many shipping companies have passed on increased prices to their customers by way of higher base pricing and increased fuel surcharges. In the future, if fuel prices increase, we expect to experience higher shipping rates and fuel surcharges, as well as energy surcharges on our raw materials. It is difficult to predict future energy prices and their impact on our business. Due to the price sensitivity of our products, we may not be able to pass such increases on to our customers, to the detriment of our operating results.

Disruption within our supply chain, contract manufacturing or distribution channels, once established, could have an adverse effect on our business, financial condition and results of operations. Our ability, through our suppliers, business partners, contract manufacturers, independent distributors and retailers, to make, move and sell products will be critical to our success. Any future damage or disruption to our suppliers or to manufacturing or distribution capabilities due to weather, natural disaster, fire or explosion, terrorism, pandemics, such as influenza COVID-19, labor strikes or other reasons, could impair the manufacture, distribution and sale of our products. Many of these events are outside of our control. Failure to take adequate steps to protect against or mitigate the likelihood or potential impact of such events, or to manage effectively such events if they occur, could adversely affect our business, financial condition and results of operations.

We will rely upon relationships with key flavor suppliers. If we are unable to source our flavors on acceptable terms from our key suppliers, we could suffer disruptions in our business. Generally, flavor suppliers hold the proprietary rights to their flavor-specific ingredients. Although we will have the exclusive rights to flavor concentrates developed by us, and while we will have the rights to the ingredients for our products, we will not possess the list of ingredients for our flavor extracts and concentrates. Consequently, we may be unable to obtain these exact flavors or concentrates from alternative suppliers on short notice. If we have to replace a flavor supplier, we could experience disruptions in our ability to deliver products to our customers, which could have a material adverse effect on our results of operations.

If we fail to protect our trademarks and trade secrets, we may be unable to successfully market our products and compete effectively. We will rely on a combination of trademark and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights, licenses and trade secrets, could result in the expenditure of significant financial and managerial resources. We believe our intellectual property, particularly our trademarks and trade secrets, will be of considerable value and importance to our business and our success, and we intend to pursue actively the registration of our trademarks in the United States. However, the steps taken by us to protect these proprietary rights may not be adequate and may not prevent third parties from infringing or misappropriating our trademarks, trade secrets or similar proprietary rights. In addition, other parties may seek to assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. In addition, any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse effect on our ability to market or sell our brands, profitably exploit our products or recoup our associated research and development costs.

We may be required in the future to record a significant charge to earnings if our goodwill or intangible assets become impaired. Under generally accepted accounting principles in the United States, we are required to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Factors that may be considered a change in circumstances indicating that the carrying value of our intangible assets may not be recoverable include declining or slower than anticipated growth rates for certain of our existing products, a decline in stock price and market capitalization and slower growth rates in our industry. In such circumstance, we may be required to record a significant charge to earnings during the period in which we determine that our intangible assets have been impaired. Any such charge would adversely impact our results of operations.

If we encounter product recalls or other product quality issues, our business may suffer. Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect our brand image.

Our business is subject to many regulations and non-compliance is costly. The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production batch or “run” is not in compliance with any of these regulations, we may be fined or have our production stopped, which would adversely affect our financial condition and results of operations. Similarly, any adverse publicity associated with any non-compliance may damage our reputation and our ability to market successfully our products. Furthermore, the rules and regulations are subject to change from time to time and while we will closely monitor developments in this area, we cannot anticipate whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Significant additional labeling or warning requirements may inhibit sales of affected products. Various jurisdictions may seek to adopt significant additional product labeling or warning requirements relating to the chemical content or perceived adverse health consequences of certain of our planned products. These types of requirements, if they become applicable to one or more of our planned products under current or future environmental or health laws or regulations, may inhibit sales of such products. In California, a law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. This law recognizes no generally applicable quantitative thresholds below which a warning is not required. If a component found in one of our planned products is added to the list, or if the increasing sensitivity of detection methodology that may become available under this law and related regulations as they currently exist, or as they may be amended, results in the detection of an infinitesimal quantity of a listed substance in one of our beverages produced for sale in California, the resulting warning requirements or adverse publicity could affect our sales.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation. We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distraction of management attention away from our business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all U.S. and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, our policies and procedures may not ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

Water scarcity and poor quality could negatively impact our costs and capacity. Water will be a main ingredient in each of our planned products, is vital to the production of the agricultural ingredients on which our business relies and is needed in our manufacturing process. As the demand for water continues to increase, and as water becomes scarcer and the quality of available water deteriorates, we may incur higher costs or face capacity constraints and the possibility of reputational damage, which could adversely affect our profitability or net operating revenues.

Our business and operations would be adversely impacted in the event of a failure or interruption of our information technology infrastructure or as a result of a cybersecurity attack. The proper functioning of our own information technology (IT) infrastructure is critical to the efficient operation and management of our business. We may not have the necessary financial resources to update and maintain our IT infrastructure, and any failure or interruption of our IT system could adversely impact our operations. In addition, our IT is vulnerable to cyberattacks, computer viruses, worms and other malicious software programs, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering with our computer systems. We believe that we have adopted appropriate measures to mitigate potential risks to our technology infrastructure and our operations from these IT-related and other potential disruptions. However, given the unpredictability of the timing, nature and scope of any such IT failures or disruptions, we could potentially be subject to downtimes, transactional errors, processing inefficiencies, operational delays, other detrimental impacts on our operations or ability to provide products to our customers, the compromising of confidential or personal information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks, financial losses from remedial actions, loss of business or potential liability, and/or damage to our reputation, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

If we fail to comply with personal data protection and privacy laws, we could be subject to adverse publicity, government enforcement actions and/or private litigation, which could negatively affect our business and operating results. In the ordinary course of our business, we receive, process, transmit and store information relating to identifiable individuals ("personal data"), primarily employees, former employees and consumers with whom we interact. As a result, we are subject to various U.S. federal and state and foreign laws and regulations relating to personal data. These laws have been subject to frequent changes, and new legislation in this area may be enacted in other jurisdictions at any time. These laws impose operational requirements for companies receiving or processing personal data, and many provide for significant penalties for noncompliance. These requirements with respect to personal data have subjected and may continue in the future to subject the Company to, among other things, additional costs and expenses and have required and may in the future require costly changes to our business practices and information security systems, policies, procedures and practices. Our security controls over personal data, the training of employees and vendors on data privacy and data security, and the policies, procedures and practices we implemented or may implement in the future may not prevent the improper disclosure of personal data by us or the third-party service providers and vendors whose technology, systems and services we use in connection with the receipt, storage and transmission of personal data. Unauthorized access or improper disclosure of personal data in violation of personal data protection or privacy laws could harm our reputation, cause loss of consumer confidence, subject us to regulatory enforcement actions (including fines), and result in private litigation against us, which could result in loss of revenue, increased costs, liability for monetary damages, fines and/or criminal prosecution, all of which could negatively affect our business and operating results.

If our third-party service providers and business partners do not satisfactorily fulfill their commitments and responsibilities, our financial results could suffer. In the conduct of our business, we rely on relationships with third parties, including cloud data storage and other information technology service providers, suppliers, distributors, contractors, joint venture partners and other external business partners, for certain functions or for services in support of key portions of our operations. These third-party service providers and business partners are subject to similar risks as we are relating to cybersecurity, privacy violations, business interruption, and systems and employee failures, and are subject to legal, regulatory and market risks of their own. Our third-party service providers and business partners may not fulfill their respective commitments and responsibilities in a timely manner and in accordance with the agreed-upon terms. In addition, while we have procedures in place for selecting and managing our relationships with third-party service providers and other business partners, we do not have control over their business operations or governance and compliance systems, practices and procedures, which increases our financial, legal, reputational and operational risk. If we are unable to effectively manage our third-party relationships, or for any reason our third-party service providers or business partners fail to satisfactorily fulfill their commitments and responsibilities, our financial results could suffer.

Our future results of operations may fluctuate from quarter to quarter for many reasons, including seasonality. Once we begin production of our planned products, our sales are expected to be seasonal, with fluctuations in quarterly results. Companies similar to ours have historically generated a greater percentage of our revenues during the warm weather months of April through September. Timing of customer purchases will vary each year and sales can be expected to shift from one quarter to another. As a result, our management believes that period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance or results expected for the fiscal year.

Risks Related to Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

Risks Related to a Purchase of the Offered Shares

The single outstanding share of our Series B Convertible Preferred Stock precludes current and future owners of our common stock from influencing any corporate decision. Our CEO, Jeffrey M. Canouse beneficially owns the single outstanding share of our Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Mr. Canouse will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

The single outstanding share of our Series B Convertible Preferred Stock represents potential significant future dilution in ownership of our common stock, including the Offered Shares. The single outstanding share of our Series B Convertible Preferred Stock is convertible, at any time, into a number of shares of our common stock that equals four times the number of outstanding shares of common stock and outstanding shares of all other preferred stock, on the conversion date. At such time as this share of Series B Convertible Preferred Stock is converted into shares of common stock, holders of our common stock, including the Offered Shares, will incur significant dilution in their ownership of our company. The effect of the conversion rights of the Series B Convertible Preferred Stock is that, upon conversion, the then-holder(s) of the Series B Convertible Preferred Stock, as a group, will be issued a number of shares of common stock equal to approximately 80% of the issued and outstanding shares of all of our capital stock, as measured after such conversion. We are unable to predict the effect that any such conversion event would have on the market price of our common stock. (See “Dilution”).

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because our common stock is volatile and thinly traded, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•quarterly variations in our operating results;

•operating results that vary from the expectations of investors;

•changes in expectations as to our future financial performance, including financial estimates by investors;

•reaction to our periodic filings, or presentations by executives at investor and industry conferences;

•changes in our capital structure;

•announcements of innovations or new services by us or our competitors;

•announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•lack of success in the expansion of our business operations;

•announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;

•additions or departures of key personnel;

•asset impairment;

•temporary or permanent inability to offer our real estate management services; and

•rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could reduce the market price of our common stock. In general, our officers and directors and major shareholders, as affiliates, under Rule 144 may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of our common stock under Rule 144 or otherwise could reduce prevailing market prices for our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the single outstanding share of Series B Convertible Preferred Stock into a number of shares of our common stock that equals four (4) times the number of outstanding shares of common stock and outstanding shares of all other preferred stock, on the conversion date. At such time as this share of Series B Convertible Preferred Stock is converted into shares of common stock, holders of our common stock, including the Offered Shares, will incur significant dilution in their ownership of our company. The effect of the conversion rights of the Series B Convertible Preferred Stock is that, upon conversion, the then-holder(s) of the Series B Convertible Preferred Stock, as a group, will be issued a number of shares of common stock equal to approximately 80% of the issued and outstanding shares of all of our capital stock, as measured after such conversion. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of September 30, 2022, was $(601,768.65) (unaudited), or $(0.00145) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share	$0.016
Net tangible book value per share as of September 30, 2022 (unaudited)	$(0.00145)
Increase in net tangible book value per share after giving effect to this offering	$0.0019
Pro forma net tangible book value per share as of September 30, 2022 (unaudited)	$0.0004
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0156

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$0.016
Net tangible book value per share as of September 30, 2022 (unaudited)	$(0.00145)
Increase in net tangible book value per share after giving effect to this offering	$0.0014
Pro forma net tangible book value per share as of September 30, 2022 (unaudited)	$0.000
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0160

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$0.016
Net tangible book value per share as of September 30, 2022 (unaudited)	$(0.00145)
Increase in net tangible book value per share after giving effect to this offering	$0.0010
Pro forma net tangible book value per share as of September 30, 2022 (unaudited)	$(0.0005)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0165

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$0.016
Net tangible book value per share as of September 30, 2022 (unaudited)	$(0.00145)
Increase in net tangible book value per share after giving effect to this offering	$0.0005
Pro forma net tangible book value per share as of September 30, 2022 (unaudited)	$(0.0009)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.0169

USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guarantee that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	12,500,000	25,000,000	37,500,000	50,000,000
Gross proceeds	$200,000	$400,000	$600,000	$800,000
Offering expenses(1)	15,000	15,000	15,000	15,000
Net proceeds	$185,000	$385,000	$585,000	$785,000

(1)Offering expenses include the following items, certain of which are estimated for purposes of this table: administrative expenses, legal and accounting fees, publishing/EDGAR and Blue-Sky compliance.

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, including the sale and issuance of the Conversion Shares, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Warehouse, Office Lease	$14,800	$32,200	$46,800	$62,800
Marketing and Advertising	14,800	32,200	46,800	62,800
Joint Venture Creation	13,000	28,200	41,000	55,000
Legal and Professional Fees	14,800	32,200	46,800	62,800
Machinery	24,000	52,400	76,100	102,100
Ingredient Inventory	33,300	72,600	105,300	141,300
Payroll	14,800	32,200	46,800	62,800
Acquisitions	16,700	36,400	52,500	70,500
General and Administrative Expenses	9,200	2,100	29,300	39,300
Working Capital	29,600	64,500	93,600	125,600

Total Net Proceeds	$185,000	$385,000	$585,000	$785,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the beverage industry, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 50,000,000 Offered Shares on a best-efforts basis, at a fixed price of $0.016 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds.

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Jeffrey M. Canouse will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Canouse is exempt from registration as a broker-dealers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Canouse

•is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

•is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•is not an associated person of a broker or dealer; and

•meets the conditions of the following:

•primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and

•did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8.0% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8.0% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to: jeffcanouse@gmail.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•Electronically execute and deliver to us a subscription agreement; and

•Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See State Qualification and Investor Suitability Standards below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in Colorado, Connecticut, Delaware, Georgia, Puerto Rico and New York. However, we may, at a later date, decide to sell Offered Shares in other states. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 2,000,000,000 shares of common stock, $.00001 par value per share; and (b) 20,000,000 shares of Preferred Stock, $.00001 par value per share, (1) 10,000,000 of which have been designated Series A Convertible Preferred Stock and (2) 10,000,000 of which have been designated Series B Convertible Preferred Stock.

As of the date of this Offering Circular, there were (x) 114,716,242 shares of our common stock issued and outstanding held by 557 holders of record; (y) 0 shares of Series A Convertible Preferred Stock issued and outstanding held by (0) holders of record; and (z) one (1) share of Series B Convertible Preferred Stock issued and outstanding held by one (1) holder of record.

On September 6, 2022, David Lovatt and Leonard K. Armenta, Jr. cancelled their ownership of the 7,716,219 shares of Series A Preferred Stock owned by Supplement Group (Europe) Ltd.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Colorado law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors. Our officers and director beneficially own 300,000,000 shares of our common stock.

In addition, the single outstanding share of Series B Convertible Preferred Stock is beneficially owned by our officer and director, Jeffrey M. Canouse. Mr. Canouse, thus, control all corporate matters of our company. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Convertible Preferred Stock

Voting. The Series A Convertible Preferred Stock does not possess voting rights.

Dividends. The Series A Convertible Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, including the Series B Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of our company to the holders of junior capital stock, including our common stock, an amount equal to $.0001 per share (the “Series A Liquidation Preference”). If upon such liquidation, dissolution or winding up of our company, our assets available for distribution to the holders of the Series A Convertible Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Series A Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series A Convertible Preferred Stock and parity capital stock, if any.

Conversion. The shares of Series A Convertible Preferred Stock are convertible at any time into shares of our common stock at the rate of one (1) share of our common stock for each share of Series A Convertible Preferred Stock converted.

Series B Convertible Preferred Stock

Voting. The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Our officer and director, Jeffrey M. Canouse, as the beneficial owners of the single outstanding share of the Series B Convertible Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions”).

Dividends. The Series B Convertible Preferred Stock is not entitled to receive any dividends.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series B Convertible Preferred Stock and parity capital stock, if any, shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of our company to the holders of junior capital stock, including the Series A Convertible Preferred Stock and our common stock, an amount equal to $.0001 per share (the “Series B Liquidation Preference”). If upon such liquidation, dissolution or winding up of our company, our assets available for distribution to the holders of the Series B Convertible Preferred Stock and parity capital stock, if any, shall be insufficient to permit in full the payment of the Series B Liquidation Preference, then all such assets of the Corporation shall be distributed ratably among the holders of the Series B Stock and parity capital stock, if any.

Conversion. As a group, the shares of Series B Convertible Preferred Stock are convertible, at any time, into a number of shares of our common stock that equals four (4) times the number of outstanding shares of common stock and outstanding shares of all other preferred stock, on the conversion date. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares”).

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Colorado law.

Transfer Agent

We have retained the services of Issuer Direct Corporation, One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603, as the transfer agent for our common stock. Issuer Direct’s website is located at: www.issuerdirect.com. No information found on Issuer Direct’s website is part of this Offering Circular.

BUSINESS

Overview

Our company was incorporated on June 12, 1997, under the laws of the State of Florida as Derma Laser Technology, Inc. In May 1998, our corporate name changed to Eastern Pacific Energy Corporation; in July 1999, our corporate name changed to Utilisource Corporation; in September 2007, our corporate name changed to Utilisource International Corporation; in May 2009, our corporate name changed to Whole In One Organics, Inc.; in March 2012, our corporate name changed to Liberty International Holding Corporation. On March 18, 2021 our company changed its domicile from Florida to Colorado.

On December 15, 2020, the 11th Judicial Circuit Court in Miami-Dade County, Florida, entered an order appointing Small Cap Compliance, LLC as custodian for our company. On December 16, 2020, Rhonda Keaveney was appointed as our interim sole officer and director. In connection with a change-in-control transaction, on January 8, 2021, Rhonda Keaveney resigned as our sole officer and director and appointed David Lovatt and Leonard K. Armenta Jr. as our new officers and directors.

In March 2021, our corporate name changed to Performance Drink Group, Inc.

We are a company that intends to become a purveyor of innovative energy drinks and energy drink concentrates that contain cognitive enhancing ingredients designed to increase mental performance and all-around productivity, as well as other formulations designed to offer third party brand owners a range of products to choose from when going to market. (See “Business”).

Summary

Our company aims to formulate and manufacture energy drinks for our own branded products that we intend to create, as well as to develop and manufacture, on a contract basis, products for third parties.

Overview

We intend to establish our company as an energy drink manufacturer whose beverages will aim to increase cognitive function by containing mentally stimulating and cognitive enhancing nutrients, designed to increase efficiency in productivity. In addition, we intend to establish our company as the energy drink contract manufacturer of choice for any company whose target market is millennials looking for a cognition and energy boasting drink that tastes great, as well as for third-party brand owners looking to offer new and innovative beverages to the market.

Most energy drinks on the market today contain ingredients that increase energy both on the short-term with sugar and substitutes and over a period of three to five hours with ginseng, B12 and other vitamins. In addition to eliciting a similar effect with equivalent ingredients, we plan to develop patented formulas that contain cognition enhancing nutrients with a varied flavor base designed to generate a “waking-up effect.” Therefore, we will include additional nutrients designed to increase cognitive performance and productivity at a greater level than all other energy drinks not based on our formulas.

Objectives and Keys to Success

Our management has developed the following three-year objectives for our company:

•Develop a range of proprietary formulas to provide product to the market.

•Communicate the cognition-enhancing features of our energy drinks.

•Continue to perform research and development.

•Establish a mainstream energy drink brand across the entire United States market, which brand would be ours or that of a third party for whom we produce products.

•Perform research into foreign markets.

To accomplish our stated objectives, our management has identified certain keys to achieving our objectives:

•Ensure that the formulas used are capable of being patented, to protect cheaper market penetration from “copy cat” product manufacturers.

•Develop formulas and methods for manufacture that are truly unique and offer genuine benefits to consumers.

•Continue to develop new flavors and innovations to maintain market dominance and penetration.

Target Market

Initially, we intend to target the North American market, before attempting to expand internationally. According to Investopedia, the global energy drinks market reached $57.4 billion in 2020 and is expected to grow by 7% annually through 2025. This growth is attributed to rising incomes and an increase in sports activity participation and urbanization. A greater network of channels through which these drinks are sold, including supermarkets, convenience stores and e-commerce sites, is expected to help drive sales growth in this industry.

Our Planned Energy Drinks

We will strive to develop and produce energy drink and energy drink concentrate products that are innovative and that contain cognition enhancing ingredients (nootropics) designed to increase mental performance and all-around productivity, as well as other formulations designed to offer third-party brand owners a range of products from which to choose when going to market. In addition to the formulations themselves, we intend to establish a reputation as being innovative in the energy drink space and being the manufacturer of high performance, self-improvement lifestyle drinks that appeal to the entire millennial demographics, from college students to young professionals, looking to better themselves. The energy drink market is highly appealing to young students looking for a competitive edge and the modern entrepreneur or office worker seeking to increase their productivity in lieu of illicit substances.

The products will come in many types depending on the customer base, but will initially develop a set of beverages in the carbonated energy space with products costing the brand owners around $1.00-$1.50 per can to order and with a minimum order quantity of around 1m cans. Such will the uniqueness of the formulations that we believe the demand for these energy beverages to brand owners across the world will be high over time.

In addition to carbonated drinks available to consume from the can, we will also attempt to develop powdered concentrates that can be added to water in order to achieve the same flavors but consumed in a different method from simply supplying carbonated cans of energy drinks. Partnerships with manufacturers of home water carbonation systems will also be considered.

Market Trends and Segmentation

Trends. Energy drinks have become a mainstay in society. Many bars and nightclubs have also started to integrate energy beverages into mainstream offerings for those that wish to pair alcohol and energy beverages. This development has, in part, fueled an increase in the sales of energy drinks over recent years.

Segmentation. The market is purposefully broadly defined as millennial consumers between the ages of 21 –37. We intend, initially, to enter the market for energy drinks and the market for nootropics, which we expect will generate two separate customer streams with different value propositions, but equal motivations. According to Pew Research, millennials have surpassed Baby Boomers as the nation's largest living generation, according to population estimates released by the U.S. Census Bureau. Millennials, whom we define as those ages 18-34 in 2015, now number 75.4 million, surpassing the 74.9 million Baby Boomers (ages 51-69). And Generation X (ages 35-50 in 2015) is projected to pass the Boomers in population by 2028.

Strategy and Implementation Summary

Research and Development. We are currently working with research groups and laboratories in Florida and Texas who specialize in beverage development and research. Together with their team and their established facilities, we will develop our products over the course of the first half of 2022. With assistance from industry professionals, we are committed to can make sure that our products are always on point, both in terms of flavor as well as functionality.

Production. The production process runs in three sections; the production of aluminum cans, which will be done by Ball, a world leading brand in production of beverage containers. After the completion of the cans they get transported to a co packer who will fill the cans with our product. Most the product will be stored at the production sight while some of it will be transported to drop ship holding facilities. All ingredients for the formula are being shipped to the co-packer by individual distributors.

Distribution. Once our products are ready for the third-party brand owner to collect, they will have 30 days to collect then during which time they will reside in our warehouse at no charge. After this time, a daily charge would begin to accrue, although we do not anticipate orders from third party brand owners being in our locations for more than 5 days as they seek to maximize their sales by distributing the product retailers. Our products will be stacked on pallets and be available for third party brand owners to collect at their cost.

Strengths and Weaknesses

We perceive that our company has the following competitive strengths:

•Very high agility and flexibility to adapt to changes in the market climate.

•Patent protection and enforcement internationally for the PDPG brand.

•Company will not appeal to only one specific lifestyle niche like many brands.

•Unique products of high quality, far superior to standard energy drinks.

•A product that may help the consumer to be more productive and efficient.

•One of the first products on an emerging ‘next stage' market.

•Working within a market that is expected to grow with a high CAGR over a foreseeable future.

•High inhouse know-how and knowledge about the market and competing products.

We perceive that our company has the following competitive weaknesses:

•Financially weak compared to the competition.

•Production prices will be high at first with low volume.

•The manufacturing offering must virtually build itself from scratch.

•Low visibility on the market due to age and

•Company is small and will take time to saturate the market.

•Small team.

Governmental Regulation

The conduct of our businesses, including the production, storage, distribution, sale, display, advertising, marketing, labeling, content, quality, safety, transportation, packaging, disposal, recycling and use of our products, as well as our employment and occupational health and safety practices and protection of personal information, are subject to various laws and regulations administered by federal, state and local governmental agencies in the United States. It is our policy to abide by the laws and regulations that apply to our business.

In addition, certain jurisdictions have either imposed, or are considering imposing, product labeling or warning requirements or other limitations on the marketing or sale of certain of our products as a result of ingredients or substances contained in such products or the audience to whom products are marketed. These types of provisions have required that we highlight perceived concerns about a product, warn consumers to avoid consumption of certain ingredients or substances present in our products, restrict the age of consumers to whom products are marketed or sold or limit the location in which our products may be available. It is possible that similar or more restrictive requirements may be proposed or enacted in the future.

In addition, certain jurisdictions have either imposed or are considering imposing regulations designed to increase recycling rates or encourage waste reduction. These regulations vary in scope and form from deposit return systems designed to incentivize the return of beverage containers, to extended producer responsibility policies and even bans on the use of some types of single-use plastics. It is possible that similar or more restrictive requirements may be proposed or enacted in the future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates. To date, we do not believe that COVID-19 has had a material impact on our company’s operations, due to our company’s lack of operating capital during the last two years.

Results of Operations

Nine Months Ended September 30, 2022 (“Interim 2022”) and 2021 (“Interim 2021”). During Interim 2022, we incurred a net loss of $(1,182,765.71). We expect that our operations will begin to produce revenue during the first quarter of 2023. There is no assurance that such will be the case, however. We expect to incur operating losses through at least the second quarter of 2023. Further, because of our current lack of growth capital and the uncertainty of our obtaining needed capital, we are unable to predict the levels of our future revenues.

During Interim 2022, we incurred operating expenses of $787,357.57 (unaudited), which were comprised of $560,866.00 (unaudited) in legal and professional services expenses, $32,441.57 (unaudited) in general and administrative and $194,050.00 (unaudited) in other expenses. Our net loss for Interim 2022 was $(1,182,765.71) (unaudited).

During Interim 2021, we incurred operating expenses of $454,428.32 (unaudited), which were comprised of $3,500 (unaudited) in advertising and marketing expenses, $450,578.32 (unaudited) in legal and professional services expenses and $350.00 (unaudited) in general and administrative expense. Our net loss for Interim 2021 was $(419,428.32) (unaudited).

During Interim 2020, we were a “shell” company had no revenues and incurred no expenses.

Year Ended December 31, 2021 (“Fiscal 2021”). During Fiscal 2021, we incurred a net loss of $433,003 from the operations of the Company.

Year Ended December 31, 2020 (“Fiscal 2020”). During Fiscal 2020, we were a “shell” company and generated no revenues and did not incur any operating expenses.

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

We intend to establish our company as an energy drink manufacturer whose beverages will aim to increase cognitive function by containing mentally stimulating and cognitive enhancing nutrients, designed to increase efficiency in productivity. In addition, we intend to establish our company as the energy drink contract manufacturer of choice for any company whose target market is millennials looking for a cognition and energy boasting drink that tastes great, as well as for third-party brand owners looking to offer new and innovative beverages to the market.

Objectives and Keys to Success. Our management has developed the following three-year objectives for our company:

•Develop a range of proprietary formulas to provide product to the market.

•Communicate the cognition-enhancing features of our energy drinks.

•Continue to perform research and development.

•Establish a mainstream energy drink brand across the entire United States market, which brand would be ours or that of a third party for whom we produce products.

•Perform research into foreign markets.

To accomplish our stated objectives, our management has identified certain keys to achieving our objectives:

•Ensure that the formulas used are capable of being patented, to protect cheaper market penetration from “copy cat” product manufacturers.

•Develop formulas and methods for manufacture that are truly unique and offer genuine benefits to consumers.

•Continue to develop new flavors and innovations to maintain market dominance and penetration.

Target Market. Initially, we intend to target the North American market, before attempting to expand internationally. According to Investopedia, the global energy drinks market reached $57.4 billion in 2020 and is expected to grow by 7% annually through 2025. This growth is attributed to rising incomes and an increase in sports activity participation and urbanization. A greater network of channels through which these drinks are sold, including supermarkets, convenience stores and e-commerce sites, is expected to help drive sales growth in this industry.

Our Planned Energy Drinks. We will strive to develop and produce energy drink and energy drink concentrate products that are innovative and that contain cognition enhancing ingredients (nootropics) designed to increase mental performance and all-around productivity, as well as other formulations designed to offer third-party brand owners a range of products from which to choose when going to market. In addition to the formulations themselves, we intend to establish a reputation as being innovative in the energy drink space and being the manufacturer of high performance, self-improvement lifestyle drinks that appeal to the entire millennial demographics, from college students to young professionals, looking to better themselves. The energy drink market is highly appealing to young students looking for a competitive edge and the modern entrepreneur or office worker seeking to increase their productivity in lieu of illicit substances.

The products will come in many types depending on the customer base, but will initially develop a set of beverages in the carbonated energy space with products costing the brand owners around $1.00-$1.50 per can to order and with a minimum order quantity of around 1m cans. Such will the uniqueness of the formulations that we believe the demand for these energy beverages to brand owners across the world will be high over time.

In addition to carbonated drinks available to consume from the can, we will also attempt to develop powdered concentrates that can be added to water in order to achieve the same flavors but consumed in a different method from simply supplying carbonated cans of energy drinks. Partnerships with manufacturers of home water carbonation systems will also be considered.

Trends. Energy drinks have become a mainstay in society. Many bars and nightclubs have also started to integrate energy beverages into mainstream offerings for those that wish to pair alcohol and energy beverages. This development has, in part, fueled a increase in the sales of energy drinks over recent years.

Segmentation. The market is purposefully broadly defined as millennial consumers between the ages of 21 -37. We intend, initially, to enter the market for energy drinks and the market for nootropics, which we expect will generate two separate customer streams with different value propositions, but equal motivations. According to Pew Research, millennials have surpassed Baby Boomers as the nation’s largest living generation, according to population estimates released by the U.S. Census Bureau. Millennials, whom we define as those ages 18-34 in 2015, now number 75.4 million, surpassing the 74.9 million Baby Boomers (ages 51-69). And Generation X (ages 35-50 in 2015) is projected to pass the Boomers in population by 2028.

Strategy and Implementation Summary.

Research and Development. We are currently working with research groups and laboratories in Florida and Texas who specialize in beverage development and research. Together with their team and their established facilities, we will develop our products over the course of the first half of 2022. With assistance from industry professionals, we are committed to can make sure that our products are always on point, both in terms of flavor as well as functionality.

Production. The production process runs in three sections; the production of aluminum cans, which will be done by Ball, a world leading brand in production of beverage containers. After the completion of the cans they get transported to a co packer who will fill the cans with our product. Most the product will be stored at the production sight while some of it will be transported to drop ship holding facilities. All ingredients for the formula are being shipped to the co-packer by individual distributors.

Distribution. Once our products are ready for the third-party brand owner to collect, they will have 30 days to collect then during which time they will reside in our warehouse at no charge. After this time, a daily charge would begin to accrue, although we do not anticipate orders from third party brand owners being in our locations for more than 5 days as they seek to maximize their sales by distributing the product t retailers. Our products will be stacked on pallets and be available for third party brand owners to collect at their cost.

Financial Condition, Liquidity and Capital Resources

September 30, 2022. At September 30, 2022, our company had $2.08 (unaudited) in cash and had a working capital deficit of $600,769 (unaudited), compared to $10,572 (unaudited) in cash and working capital deficit of $64,428 (unaudited) at September 30, 2021. During the three months ended September 30, 2022, we obtained a total of $100,000 in cash from loans. As to $100,000 of such loans, we issued the Convertible Notes.

September 30, 2021. At September 30, 2021, our company had $10,572 (unaudited) in cash and had a working capital deficit of $64,428 (unaudited), compared to $-0- (unaudited) in cash and working capital of $-0- (unaudited) at December 31, 2020.

Our company’s current cash position of $2.08 is not adequate for our company to maintain its present level of operations through the first half of 2023. We must obtain additional capital from third parties, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Convertible Promissory Notes.

As of the date of this Offering Circular, we had the following outstanding promissory notes that are convertible into shares our common stock, the Convertible Note. The table below sets forth information with respect to the Convertible Note.

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Accrued Interest ($)	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
2/16/2022	$220,000	$220,000	$13,682	2/16/2023	See Note 1	Joseph Canouse	Loan
2/16/2022	$220,000	$220,000	$13,682	2/16/2023	See Note 1	Stephen Hicks	Loan
9/9/2022	$200,000	$200,000	$1,447	9/9/2023	See Note 1	Jeffrey M Canouse	Services
19/9/2022	$55,000	$55,000	$181	19/9/2023	See Note 1	Joseph Canouse	Loan
19/9/2022	$55,000	$55,000	$181	19/9/2023	See Note 1	Stephen Hicks	Loan
2/16/2022	$220,000	$220,000	$13,682	2/16/2023	See Note 1	Joseph Canouse	Loan

Note 1: Upon qualification of this offering by the SEC, the principal amount of the Convertible Notes will, by the terms of the Convertible Notes, be eligible for conversion into the Conversion Shares, at the election of its holder, at the offering price for all of the Offered Shares, or $0.016.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the year ended December 31, 2020, nor during the nine months ended September 30, 2021. However, should be obtain proceeds in this offering, or otherwise, we expect to make capital expenditures during the next twelve months. We are unable to predict the amount or timing of any such expenditures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Jeffrey M. Canouse	47	Chief Executive Officer, Chief Financial Officer, President, Secretary and Director
David Lovat	48	Former Chief Executive Officer, Acting Chief Financial Officer, Secretary and Director
Leonard K. Armenta, Jr.	46	Former President and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There exist no family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

On September 9, 2022, David Lovatt and Leonard K. Armenta Jr stepped down from the board, as well as all of their positions at the company and Jeffrey Canouse was appointed as the sole officer and director of the company.

Jeffrey M. Canouse, has served as Chief Executive Officer, Chief Financial Officer, President, Secretary and Director since September 9, 2022.  He was formerly the sole officer and director of Harrison, Vickers & Waterman from August 14, 2017 through August 8, 2022. He combines over twenty-three years of experience in financial senior management following a thirteen-year career as an Investment Banker. Previously, he had been involved in various companies in the investment industry holding positions including Vice President, Senior Vice President and Managing Director at J. P. Carey Inc., J.P. Carey Securities Inc. and JPC Capital a boutique (the “Carey Company’s”) investment banking firm that assisted in arranging over $2 billion in financing. During his time with the Carey Company’s Mr. Canouse was personally responsible for sourcing new corporate clients, presenting to institutional investors, structuring terms, and working with counsel for timely closings. From July 11, 2011 through the present day, Mr. Canouse has acted as Managing Member of Anvil Financial Management, LLC where he has offered his expertise to companies in need of restructuring, financing, debt settlement and compliance assistance. Mr. Canouse has also previously acted as Chief Executive Officer of two other publicly traded companies, where he oversaw acquisitions and restructuring amongst other duties in those roles.

David Lovatt served as Chief Executive Officer, Acting Chief Financial Officer, Secretary and a Director of our company fromJanuary 8, 2021 to September 9, 2022. From October 2013 to the present, Mr. Lovatt has served as Chief Executive Officer and a Director of GenTech Holdings, Inc. (trading symbol: GTEH), a purveyor of several brands in the functional food and nutritional supplement spaces. In addition, from June 2020 to the present, Mr. Lovatt has served as Chief Executive Officer and a Director of Torque Lifestyle Brands, Inc. (trading symbol: TQLB), a manufacturer of premium nutritional supplements. Since August 2017, Mr. Lovatt has owned and operated Green Light Developments, LLC, a commercial billing company. Mr. Lovatt is an accomplished serial entrepreneur with over 20 years of business, executive and capital markets experience with both public and private companies in the Sports Nutrition and Supplements markets. Since 2008 he has founded or acquired 10 businesses and sold 4, developing and executing aggressive visions for the brands by defining and achieving record growth. Mr. Lovatt has led multiple companies through mergers, acquisitions, IPO’s and financing efforts. David Lovatt currently serves on the boards of numerous sports nutrition and supplements businesses and is a prominent thought leader within the industry. He is originally from the United Kingdom and holds a Bachelor of Arts in Political Science & Government from the University of Huddersfield.

Leonard K. Armenta, Jr. served as President and a Director of our company from January 8, 2021 to September 9, 2022. From June 2020 to the present, Mr. Lovatt has served as Chief Executive Officer and a Director of Torque Lifestyle Brands, Inc. (trading symbol: TQLB), a manufacturer of premium nutritional supplements. In addition, from November 2020 to the present, Mr. Armenta has served as President of GenTech Holdings, Inc. (trading symbol: GTEH), a purveyor of several brands in the functional food and nutritional supplement spaces. From September 2021 through June 2020, Mr. Armenta owned and operated F3 Sports Innovations, LLC, a direct-to-consumer nutritional supplements company. Mr. Armenta is an industry professional with over 20 years’ experience in the Functional Food and Supplements industries, with broad experience developing startups and spearheading growth initiatives at established companies. He is a highly adaptable marketing, operations and sales leader with a focus on developing new business relationships, growing sales, launching new marketing strategies and maximizing positive customer relations. Previously, he was Chief Operating Officer and Executive Vice President of MusclePharm Inc, where he grew the Company's sales from $86K to $60 million annually within three years, achieving recognition as the fastest growing supplement company in the industry.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2021, our Board of Directors, did not hold a meeting, but took action by unanimous written consent in lieu of a meeting on one occasion.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, David Lovatt, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Lovatt collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- Sation ($)	Total ($)
Jeffrey M. Canouse Chief Executive Officer, Chief Financial Officer, Director	2022	$20,000	-	-	-	-	-	-	$20,000

David Lovatt (1)	2021	–	–	–	–	–	–	–	–
Former Chief Executive Officer, Secretary	2020	–	–	–	–	–	–	–	–

Leonard K. Armenta, Jr. (1)	2021	–	–	–	–	–	–	–	–
Former Chief Financial Officer	2020	–	–	–	–	–	–	–	–

__________

(1)Mr. Canouse was not an officer of our company, until September 9, 2022.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey M. Canouse	–	–	–	–	n/a	–	n/a	–	–
David Lovatt	–	–	–	–	n/a	–	n/a	–	–
Leonard K. Armenta, Jr.	–	–	–	–	n/a	–	n/a	–	–

Employment Agreements

We have entered into an employment agreement with our current executive officer, Jeffrey M. Canouse.

Outstanding Equity Awards

During the years ended December 31, 2021 and 2020, our Board of Directors made no equity awards and no such award is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below does not give effect to certain events, as follows:

Series B Convertible Preferred Stock Conversion. The table below does not give effect to the issuance of shares of our common stock upon conversion of the single outstanding share of Series B Convertible Preferred Stock, which is owned our sole officer and director, Jeffrey M. Canouse At any time, Mr. Canouse has the right to convert the single share of Series B Convertible Preferred Stock into a number of shares of our common stock that would equal 80% of our outstanding common stock, as measured after such conversion. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares” and “Dilution-Ownership Dilution”).

On September 6, 2022, David Lovatt and Leonard K. Armenta, Jr. cancelled their ownership of the 7,716,219 shares of Series A Preferred Stock owned by Supplement Group (Europe) Ltd., and cancelled the 300,000,000 shares of our common stock held in their own names. As of the date of this filing, no shares of our Series A Preferred Stock are outstanding. No shareholder owns greater than 5% of the issued and outstanding shares of our common stock.

In light of the caveats stated in the foregoing paragraph, the following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned (1)	Number of Shares Beneficially Owned	% Beneficially Owned (2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Jeffrey M. Canouse
Officers and directors, as a group (2 persons)

Series B Preferred Stock
Jeffrey M. Canouse	1	100%	1	100%	See Notes 1 and 2

__________

(1)Our officer and director, Jeffrey M. Canouse, owns no shares of our Common Stock. Mr. Canouse beneficially owns, the single outstanding share of Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Mr. Jeffrey M. Canouse, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.

(2)The shares of Series B Convertible Preferred Stock have the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. In addition the Series B Convertible Preferred Stock has the following conversion rights: at any time, the then-holder(s) of the Series B Convertible Preferred Stock, as a group, have the right to convert the Series B Convertible Preferred Stock into a number of shares of our common stock that would equal approximately 80% of our outstanding common stock, as measured after such conversion. (See “Dilution-Ownership Dilution”).

Series B Convertible Preferred Stock

Voting Rights. Currently, there is one (1) share of our Series B Preferred Stock issued and outstanding, which single share is owned byJeffrey M. Canouse, our officer and director. Mr. Canouse, therefore, controls all corporate matters of our company.

The Series B Convertible Preferred Stock has the following voting rights: the holders of the Series B Convertible Preferred Stock, as a group, shall be entitled to a number of votes equal to four times the sum of all shares of our common stock outstanding and all other shares of preferred stock outstanding. Messrs. Lovatt and Armenta, as the owners of Supplement Group (Europe) Ltd., will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares” and “Description of Securities-Series B Convertible Preferred Stock”).

Conversion Rights. The Series B Convertible Preferred Stock has the following conversion rights: at any time, the then-holder(s) of the Series B Convertible Preferred Stock, as a group, have the right to convert the Series B Convertible Preferred Stock into a number of shares of our common stock that would equal approximately 80% of our outstanding common stock, as measured after such conversion. At any time, our CEO Jeffrey M. Canouse, could convert the single outstanding shares of Series B Convertible Preferred Stock and, upon such conversion, own approximately 80% of our common stock, as measure after such conversion. (See “Risk Factors-Risks Related to a Purchase of the Offered Shares” and “Description of Securities-Series B Convertible Preferred Stock”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Capital Stock to Custodian

On January 8, 2021, in consideration of Rhonda Keaveney’s services as the custodian of our company, Small Cap Compliance, LLC, a company controlled by Ms. Keaveney, was issued (a) 7,716,216 shares of our Series A Convertible Preferred Stock and (b) one (1) share of our Series B Convertible Preferred Stock (collectively, the “Custodian Stock”). The Custodian Stock issued to Small Cap Compliance, LLC was valued at $40,000, in the aggregate.

Change-in-Control Transaction

On January 8, 2021, Small Cap Compliance, LLC sold the Custodian Stock to Supplement Group (Europe) Ltd., an entity owned 50% each by David Lovatt and Leonard K. Armenta, Jr., our former officers and directors, for $45,000 in cash. In conjunction with such transaction, our company’s custodian, Rhonda Keaveney, resigned as our sole officer and director and appointed David Lovatt and Leonard K. Armenta, Jr. to their former officer and director positions with our company.

On September 6, 2022, David Lovatt and Leonard K. Armenta resigned and appointed Jeffrey M. Canouse as our sole officer and director. On September 29, 2022, David Lovatt and Leonard K. Armenta, Jr. assigned their ownership of the 1 share of Series B Preferred Stock to Jeffrey M. Canouse.

On September 6, 2022, David Lovatt and Leonard K. Armenta, Jr. cancelled their ownership of the 7,716,219 shares of Series A Preferred Stock owned by Supplement Group (Europe) Ltd., and cancelled the 300,000,000 shares of our common stock held in their own names.

Shares Issued for Services

On February 16, 2021, we issued a total of 300,000,000 shares of our common stock to our officers, David Lovatt (150,000,000 shares) and Leonard K. Armenta Jr. (150,000,000 shares), as compensation. The shares issued to Messrs. Lovatt and Armenta were valued at $0.001 per share, or $300,000, in the aggregate. On September 6, 2022, David Lovatt and Leonard K. Armenta, Jr. cancelled their ownership of these 300,000,000 shares of our common stock.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Matheau J. W. Stout of Stout Law Group, PA, of Hunt Valley, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements for the Nine Months Ended September 30, 2022, and 2021.

Unaudited Financial Statements for the Nine Months Ended September 30, 2022 and 2021

Unaudited Financial Statements for the Years Ended December 31, 2021 and 2020

Unaudited Financial Statements for the Nine Months Ended September 30, 2022 and 2021

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

BALANCE SHEETS

(Unaudited)

	As on September 30
	2022	2021
ASSETS
Current Assets
Cash and cash equivalents	$2.08	$10,571.68
Loan origination costs	1,890.41	-
Due from related parties	100,000	-
Total Current Assets	101,892.49	10,571.68

Other Assets	-	-

Total Assets	$101,892.49	$10,571.68

LIABILITIES AND STOCKHODLDERS' EQUITY
Current Liabilities
Accounts payable	2,289.30	-
Accrued expenses	49,172.59	-
Notes payable	-	75,000.00
Derivative liabilities	68,459.76	-
Convertible notes payable	582,739.87	-
Total Current Liabilities	702,661.52	75,000.00

Non-Current Liabilities
Long term debt	-	15,000.00
Total Non-Current Liabilities	-	-

Total Liabilities	$702,661.52	$90,000.00

MEMBERS' EQUITY
Series A convertible preferred stock; 10,000,000 authorized; par value 0.0001; 9,999,997 issued and outstanding as of September 30, 2022 and September 30, 2021, respectively	999.62	999.62
Series B convertible preferred stock; 10,000,000 authorized; par value 0.0001; 1 share issued and outstanding as of September 30, 2022 and September 30, 2021, respectively	0.0001	0.0001
Common stock 200,000,000 authorized; par value $0.001; 414,716,242 and 380,996,242 shares issued and outstanding as of September 30, 2022 and September 30, 2021, respectively	930,425.00	896,675.00
Additional paid in capital	83,575.38	(557,674.62)
Retained earnings	(1,615,769.03)	(419,428.32)
Total stockholders' equity	(600,769.03)	(79,428.32)

Total Liabilities and stockholders' equity	$101,892.49	$10,571.68

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the nine months ended September 30
	2022	2021

Revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-

Operating expenses:
Advertising & marketing	(194,050.00)	(3,500.00)
Legal & professional services	(560,866.00)	(450,578.32)
General and administrative	(32,441.57)	(350.00)
Total expenses	(787,357.57)	(454,428.32)

Loss from operations	(787,357.57)	(454,428.32)

Other income / (expenses):
Gain on change in fair value of derivative liabilities	180,718.10	-
Interest expense	(164,199.91)	-
Loss on settlement of debt	(411,926.33)
Other income	-	35,000
Total other income / (expenses):	(395,408.14)	35,000

Net loss	$(1,182,765.71)	$(419,428.32)

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance, January 1, 2020	2,283,781	$228	-	$-	80,996,242	$596,675	$(596,903)	$-	$-

Net income for the year ended December 31, 2020	-	-	-	-	-	-	-	-	-
Balance, December 31, 2020	2,283,781	$228	-	$-	80,996,242	$596,675	$(596,903)	$-	$-

Issuance of Series A and B preferred stock for services	7,716,216	$772	1	$0.0001	-	-	$(39,228)	-	40,000
Issuance of common stock for services	-	-	-	-	300,000,000	300,000	-	-	300,000
Net loss for the year ended December 31, 2021	-	-	-	-	-	-	-	(433,003)	(433,003)
Balance, December 31, 2021	9,999,997	$993	1	$0.0001	380,996,242	$896,675	$(557,675)	$(433,003)	$(93,003)

Issuance of common stock for cash	-	-			30,000,000	30,000	570,000	-	600,000
Issuance of common stock for conversion of notes payable	-	-			3,750,000	3,750	71,250	-	75,000
Net loss for the nine months ended September 30, 2022	-	-	-	-	-	-	-	(1,182,766)	(1,182,766)
Balance, September 30, 2022	9,999,997	$993	1	$0.0001	414,716,242	$930,425	$83,575	$(1,615,769)	$(600,769)

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENT OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30
	2022	2021

Cash Flows from Operating Activities
Net loss	$(1,182,765.71)	$(419,428.32)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of loan origination costs	(1,890.41)	-
Amortization of discount on convertible notes	39,994.93	-
Change in fair value of derivative liabilities	68,459.76	-
Due from related parties	(100,000.00)	-
Accounts Payable (A/P)	(5,245.70)	75,000.00
Accrued expenses	49,172.59	-
Total adjustments to reconcile net loss to net cash provided by operating activities:	50,491.17	75,000
Net cash used in operating activities	(1,132,274.54)	(344,428.32)

Cash flows from investing activities
Purchase of machinery and equipment	-	-
Net cash (used in) / provided by investing activities	-	-

Cash flows from financing activities
Convertible notes payable	467,744.94	-
Issuance of common stock	675,000.00	339,000.38
Issuance of preferred stock	-	999.62
Long term debt	(15,000).00	15,000.00
Net cash provided by financing activities	1,127,744.94	355,000.00

Net decrease in cash and cash equivalents	(4,529.60)	10,571.68
Cash and cash equivalents at the beginning of the quarter	4,531.68	-
Cash and cash equivalents at the end of the quarter	$2.08	$10,571.68

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Note 1 - Organization and Description of Business

Performance Drink Group, Inc., (Formerly: Liberty International Holding Corporation) a Colorado corporation (“PDPG” or the “Company”).  The Company was registered in the state of Florida in June 1997, and was re-instated in Florida on January 22, 2021.  On March 18, 2021 the Company was re-domiciled to the state of Colorado.

On December 15, 2020, the 11th Judicial Circuit Court in Miami-Dade County, Florida entered an order appointing Small Cap Compliance, LLC, as custodian for PDPG. On December 16, 2020, Rhonda Keaveney was appointed as interim officer and director.

On January 11, 2021 the Company added a Convertible Preferred B series of stock. The Convertible Preferred B stock has 10,000,000 authorized shares at $0.0001 par value. Each share of Series B stock shall be convertible, at the option of the holder, into 4 times the sum of all shares of Common Stock outstanding and all other preferred shares outstanding, divided by the outstanding number of shares of Series B Stock

On January 8, 2021, for their services, Small Cap Compliance was issued 7,716,216 Preferred A shares and 1 Preferred B share.  Those shares were subsequently sold to Supplement Group.  On January 8, 2021, Rhonda Keaveney resigned as the Company’s CEO, Treasurer, Secretary, and Director and appointed David Lovatt as its CEO, Treasurer, Secretary, and Director and Leonard K. Armenta Jr. as its president.

On February 16, 2021, the Company issued 300,000,000 shares of Common stock to its officers for compensation:

•150,000,000 to David Lovatt

•150,000,000 to Leonard K. Armenta Jr

On March 23, 2021 the Company amended its articles of incorporation to change its name to Performance Drink Group, Inc and filed a 10:1 reverse stock split.

On July 13, 2020, Small Cap Compliance, LLC entered into a Stock Purchase Agreement with David Lovatt and Leonard Armenta. As a result, the 400,000 shares of Series A preferred stock were transferred (200,000 each to David Lovatt and Leonard Armenta), and a change of control occurred.  Rhonda Keaveney resigned her positions as CEO, Treasurer, Secretary, and Director. David Lovatt was appointed CEO and Director and Leonard Armenta was appointed Secretary, Treasurer, and Director.

On September 6, 2022, Supplement Group (Europe) Ltd and Performance Drink Group, Inc. entered into a Control Block Share Transfer Agreement with Jeffery M. Canouse. As a result, 1 share of Series B preferred stock (representing majority voting control of the Company) was transferred, and a change of control occurred. David Lovatt resigned his positions as CEO, Treasurer, Secretary, and Director. Leonard Armenta resigned his positions as President and Director. Jeffery M. Canouse was appointed as the Company’s Director, President, Secretary, Treasurer, Chief Financial Officer and CEO of the Company.

The Company has elected December 31 as its year end.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Note 2 - Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. As shown in the accompanying financial statements, the Company has an accumulated deficit of $1,615,769.03 and has cash in hand of $2.08 as of September 30, 2022. These factors indicate the existence of material uncertainty that may cast significant doubt on the Company’s ability to continue as a going concern and therefore the Company may be unable to realize its assets and discharge its liabilities in the normal course of business. However, the management of the Company believes that the Company will remain a going concern in the foreseeable future. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include adjustments to the carrying value of assets and liabilities which might be necessary should the Company not continue in operation.

Note 3 - Summary of Significant Accounting Policies Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at September 30, 2022 were $ 2.08.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Derivative Liabilities

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date. We analyzed the derivative financial instruments (the Convertible Note and tainted Warrant), in accordance with ASC 815. The objective is to provide guidance for determining whether an equity-linked financial instrument is indexed to an entity’s own stock. This determination is needed for a scope exception which would enable a derivative instrument to be accounted for under the accrual method. The classification of a non-derivative instrument that falls within the scope of ASC 815-40-05 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” also hinges on whether the instrument is indexed to an entity’s own stock. A non-derivative instrument that is not indexed to an entity’s own stock cannot be classified as equity and must be accounted for as a liability. There is a two-step approach in determining whether an instrument or embedded feature is indexed to an entity’s own stock. First, the instrument's contingent exercise provisions, if any, must be evaluated, followed by an evaluation of the instrument's settlement provisions. The Company utilized multinomial lattice models that value the derivative liability within the notes based on a probability weighted discounted cash flow model. The Company utilized the fair value standard set forth by the Financial Accounting Standards Board, defined as the amount at which the assets (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2022 and September 30, 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Share Based Expenses

ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non- Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

During the three months ended March 31, 2022, the Company advanced $133,639 to related parties. As of March 31, 2022, total loans receivable from related parties were $133,639. The advances are non-interest bearing and are due on demand.

During the three months ended June 30, 2022, the Company advanced $283,107 to related parties. As of June 30, 2022, total loans receivable from related parties were $416,746. The advances are non-interest bearing and are due on demand.

As of September 30, 2022, total loans receivable from related parties were $100,000.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Note 4 - Convertible notes payable

Convertible notes consist of the following at September 30, 2022:	September 30, 2022

Originated February 16, 2022, $220,000 convertible promissory note, which carries a 10% interest rate and matures on February 16, 2023 (“Carpathia LLC”). The principal and interest are convertible into shares of common stock at the discretion of the note holder at a price equal to sixty percent (60%) of the lowest trading price of the Company’s common stock for the ten (10) trading days prior to the conversion date. The Company paid total debt issuance cost of $2,500 that is being amortized over the life of the loan on the straight-line method, which approximates the effective interest method. (Less unamortized discount due to derivative of $31,618.08 and unamortized OID of 7,561.64. In conjunction with this note, the company issued 733,333 common stock warrants with an exercise price of $0.30 per share with a term of 7 years.

180,820.28

Originated February 16, 2022, $220,000 convertible promissory note, which carries a 10% interest rate and matures on February 16, 2023 (“Trillium Partners L.P.”). The principal and interest are convertible into shares of common stock at the discretion of the note holder at a price equal to sixty percent (60%) of the lowest trading price of the Company’s common stock for the ten (10) trading days prior to the conversion date. The Company paid total debt issuance cost of $2,500 that is being amortized over the life of the loan on the straight-line method, which approximates the effective interest method. (Less unamortized discount due to derivative of $31,618.08 and unamortized OID of 7,561.64. In conjunction with this note, the company issued 733,333 common stock warrants with an exercise price of $0.30 per share with a term of 7 years.

180,820.28

Originated September 9, 2022, $200,000 convertible promissory note, which carries a 12% interest rate and matures on September 9, 2023 (“Jeffrey M Canouse”). The principal and interest are convertible into shares of common stock at the discretion of the note holder at a price equal to the lower of 75% of closing price at the date of this note and fifty percent (50%) of the lowest trading price of the Company’s common stock for the thirty (30) trading days prior to the conversion date.	200,000

Originated September 19, 2022, $55,000 convertible promissory note, which carries a 10% interest rate and matures on September 19, 2023 (“J.P. Carey Enterprises, Inc..”). The principal and interest are convertible into shares of common stock at the discretion of the note holder at a price equal to the lower of fixed and variable price. Fixed price is $ 0.0005 per share. Variable price is sixty percent (60%) of the lowest trading price of the Company’s common stock for the twenty (20) trading days prior to the conversion date. (Less unamortized discount due to derivative of $39,614.72 and unamortized OID of $4,835.62. In conjunction with this note, the company issued 55,000,000 common stock warrants with an exercise price of $0.0005 per share with a term of 7 years.

10,549.66

Originated September 19, 2022, $55,000 convertible promissory note, which carries a 10% interest rate and matures on September 19, 2023 (“Trillium Partners L.P.”). The principal and interest are convertible into shares of common stock at the discretion of the note holder at a price equal to the lower of fixed and variable price. Fixed price is $ 0.0005 per share. Variable price is sixty percent (60%) of the lowest trading price of the Company’s common stock for the twenty (20) trading days prior to the conversion date. (Less unamortized discount due to derivative of $39,614.72 and unamortized OID of $4,835.62. In conjunction with this note, the company issued 55,000,000 common stock warrants with an exercise price of $0.0005 per share with a term of 7 years.

10,549.66

Notes payable	582,739.87

Less: Current maturity of notes payable	(582,739.87)

Convertible notes payable	-

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

Note 5 - Derivative Liabilities

As discussed in Note 4, the Company issued convertible notes payable that provide for the issuance of convertible notes with stock purchase warrants. The number of shares of common stock to be issued is based on the future price of the Company’s common stock. The number of shares of common stock issuable upon exercise of the stock purchase warrants is indeterminate. Pursuant to ASC 815-15 Embedded Derivatives, the fair values of the variable warrants to be issued were recorded as derivative liabilities on the issuance date.

The fair values of the Company’s derivative liabilities were estimated at the issuance date and are revalued at each subsequent reporting date, using a lattice model. The Company de-recognized current derivative liabilities of $13,463.04 at September 30, 2022. The change in fair value of the derivative liabilities resulted in a gain of $180,718.10 for the nine months ended September 30, 2022, which has been reported as other income in the statement of operations. The loss of 395,408.14 for the nine months ended September 30, 2022 consisted of a gain of $180,718.10 attributable to the fair value of warrants.

The following is a summary of changes in the fair market value of the derivative liabilities during the nine months ended September 30, 2022:

Derivative Liabilities Total
Balance, January 1, 2022	$-
Increase in derivatives value due to issuances of Warrants	249,177.86
Change in fair market value of derivative liabilities due to the mark to market adjustment	(180,718.10)
Balance, September 30, 2022	$68,459.76

Note 6 - Stockholder’s Equity

As of December 31, 2021 the issued and outstanding shares of the Company’s common stock were 380,966,242.

As of December 31, 2021 the issued and outstanding shares of the Company’s Series A convertible preferred stock were 9,999,998.

As of December 31, 2021 the issued and outstanding share of the Company’s Series B convertible preferred stock was 1.

Common Stock Issuances for the three months Ended March 31, 2022:

During the three months ended March 31, 2022 the Company issued 12,500,000 shares of its common stock pursuant to its Regulation A offering.

Common Stock Issuances for the three months Ended June 30, 2022:

During the three months ended June 30, 2022 the Company issued 21,250,000 shares of its common stock pursuant to its Regulation A offering.

Unaudited Financial Statements for the Years Ended December 31, 2021 and 2020

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

BALANCE SHEETS

(Unaudited)

	As on December 31
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$4,532	$-

Total Current Assets	4,532	-

Other Assets	-	-

Total Assets	$4,532	$-

LIABILITIES AND STOCKHODLDERS' EQUITY
Current Liabilities
Accounts payable	7,535	-
Notes payable	75,000	-
Total Current Liabilities	82,535	-

Non-Current Liabilities
Long term debt	15,000	-
Total Non-Current Liabilities	15,000	-

Total Liabilities	$97,535	$-

MEMBERS' EQUITY
Series A convertible preferred stock; 10,000,000 authorized; par value 0.0001; 9,999,997 and 2,283,781 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	999.62	228
Series B convertible preferred stock; 10,000,000 authorized; par value 0.0001; 1 and 0 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	0.0001	-
Common stock 200,000,000 authorized; par value $0.001; 380,996,242 and 80,996,242 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	896,675	596,675
Additional paid in capital	(557,675)	(596,903)
Retained earnings	(433,003)	-
Total stockholders' equity	(93,003)	-

Total Liabilities and stockholders' equity	$4,532	$-

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENTS OF OPERATIONS

(Unaudited)

	For the year ended December 31
	2021	2020

Revenue	$-	$-
Cost of revenue	-	-
Gross profit	-	-

Operating expenses:
Advertising & marketing	3,500	-
Legal & professional services	463,078	-
General and administrative	1,425	-
Total expenses	468,003	-

Other income	35,000	-

Net loss	$(433,003)	$-

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2018	2,283,781	$228	-	$-	80,996,242	$596,675	$(596,903)	$-	$-

Net income for the year ended December 31, 2019	-	-	-	-	-	-	-	-	-
Balance, December 31, 2019	2,283,781	$228	-	$-	80,996,242	$596,675	$(596,903)	$-	$-

Net income for the year ended December 31, 2020	-	-	-	-	-	-	-	-	-
Balance, December 31, 2020	2,283,781	$228	-	$-	80,996,242	$596,675	$(596,903)	$-	$-

Issuance of Series A and B preferred stock for services	7,716,216	$772	1	$0.0001	-	-	$(39,228)	-	40,000
Issuance of common stock for services	-	-	-	-	300,000,000	300,000	-	-	300,000
Net loss for the quarter ended March 31, 2021	-	-	-	-	-	-	-	(340,000)	(340,000)
Balance, March 31, 2021	9,999,997	$993	1	$0.0001	380,996,242	$896,675	$(557,675)	$(340,000)	$-

Net loss for the quarter ended June 30, 2021	-	-	-	-	-	-	-	(48,568)	(48,568)
Balance, June 30, 2021	9,999,997	$993	1	$0.0001	380,996,242	$896,675	$(557,675)	$(388,568)	$(48,568)

Net loss for the quarter ended September 30, 2021	-	-	-	-	-	-	-	(30,860)	(30,860)
Balance, September 30, 2021	9,999,997	$993	1	$0.0001	380,996,242	$896,675	$(557,675)	$(419,428)	$(79,428)

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

STATEMENT OF CASH FLOWS

(Unaudited)

	For the year ended December 31
	2021	2020

Cash Flows from Operating Activities
Net loss	$(433,003)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable (A/P)	7,535	-
Accounts payable (A/P)	(2,048)	-
Total adjustments to reconcile net loss to net cash provided by operating activities:	(2,048)	-
Net cash used in operating activities	(32,908)	-

Cash flows from investing activities
Purchase of machinery and equipment	-	-
Net cash (used in) / provided by investing activities	-	-

Cash flows from financing activities
Long term debt	15,000	-
Net cash provided by financing activities	15,000	-

Net decrease in cash and cash equivalents	(17,908)	-
Cash and cash equivalents at the beginning of the quarter	28,480	-
Cash and cash equivalents at the end of the quarter	$10,572	$-

The accompanying notes are an integral part of these financial statements.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021

Note 1 - Organization and Description of Business

Performance Drink Group, inc., (Formerly: Liberty International Holding Corporation) a Colorado corporation (“PDPG” or the “Company”).  The Company was registered in the state of Florida in June 1997, and was re-instated in Florida on January 22, 2021.  On March 18, 2021 the Company was re-domiciled to the state of Colorado.

On December 15, 2020, the 11th Judicial Circuit Court in Miami-Dade County, Florida entered an order appointing Small Cap Compliance, LLC, as custodian for PDPG. On December 16, 2020, Rhonda Keaveney was appointed as interim officer and director.

On January 11, 2021 the Company added a Convertible Preferred B series of stock. The Convertible Preferred B stock has 10,000,000 authorized shares at $0.0001 par value. Each share of Series B stock shall be convertible, at the option of the holder, into 4 times the sum of all shares of Common Stock outstanding and all other preferred shares outstanding, divided by the outstanding number of shares of Series B Stock.

On January 8, 2021, for their services, Small Cap Compliance was issued 7,716,216 Preferred A shares and 1 Preferred B share.  Those shares were subsequently sold to Supplement Group.  On January, 8, 2021, Rhonda Keaveney resigned as the Company’s CEO, Treasurer, Secretary, and Director and appointed David Lovatt as its CEO, Treasurer, Secretary, and Director and Leonard K. Armenta Jr. as its president.

On February 16, 2021, the Company issued 300,000,000 shares of Common stock to its officers for compensation:

•150,000,000 to David Lovatt

•150,000,000 to Leonard K. Armenta Jr

On March 23, 2021 the Company amended its articles of incorporation to change its name to Performance Drink Group, Inc and filed a 10:1 reverse stock split.

The Company has elected December 31 as its year end.

Note 2 - Going Concern

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established any source of revenue to cover its operating costs. As shown in the accompanying financial statements, the Company has an accumulated deficit of $ 433,003 and has cash in hand of $ 4,532 as of December 31, 2021. These conditions raise substantial doubt about the company’s ability to continue as a going concern Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. The Company will offer noncash consideration and seek equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Note 3 - Summary of Significant Accounting Policies Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that the Company is a “going concern”.

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents at December 31, 2021 were $4,532.

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Basic Earnings (Loss) Per Share

The Company computes basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in the earnings of the Company.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices

PERFORMANCE DRINK GROUP, INC.

(FORMERLY: LIBERTY INTERNATIONAL HOLDING CORPORATION)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2021

that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2021 and December 31, 2020. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of the Company’s notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Share Based Expenses

ASC 718 “Compensation - Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity - Based Payments to Non- Employees.”  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and applicable to the Company.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4 - Stockholder’s Equity

As of December 31, 2021 the issued and outstanding shares of the Company’s common stock were 380,966,242.

As of December 31, 2021 the issued and outstanding shares of the Company’s Series A convertible preferred stock were 9,999,998.

As of December 31, 2021 the issued and outstanding share of the Company’s Series B convertible preferred stock was 1.

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (Florida)*
2.2	Articles of Amendment to Articles of Incorporation (Florida)*
2.3	Articles of Amendment to Articles of Incorporation (Florida)*
2.4	Articles of Amendment to Articles of Incorporation (Florida)*
2.5	Articles of Amendment to Articles of Incorporation (Florida)*
2.6	Articles of Amendment to Articles of Incorporation (Florida)*
2.7	Articles of Dissolution (Florida)*
2.8	Articles of Incorporation (Colorado)*
2.9	Articles of Amendment to Articles of Incorporation (Colorado)*
2.10	Statement of Correction (Colorado)*
2.11	Amended and Restated Articles of Incorporation (Colorado)*
2.12	Bylaws*
3.1	First Amended Promissory Note*
4.1	Subscription Agreement	Filed herewith
11.1	Consent of Stout Law Group, PA (See Exhibit 12.1)	Filed herewith
12.1	Opinion of Stout Law Group, PA	Filed herewith

*Filed previously with the Company’s Form 1-A filed with the SEC on January 7, 2022.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheat Ridge, State of Colorado, on December 16, 2022.

PERFORMANCE DRINK GROUP, INC.

By: /s/ Jeffrey M. Canouse

Jeffrey M. Canouse

Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Jeffrey M. Canouse

Jeffrey M. Canouse

Chief Executive Officer, Acting Chief

Financial Officer [Principal Accounting

Officer], Secretary and Director

December 16, 2022

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